EXHIBIT 99.1

CHS ELECTRONICS ANNOUNCES SUCCESSFUL COMPLETION OF DEBT OFFERING, COMMITMENT FOR NEW CREDIT FACILITY


MIAMI, April 13 /PRNewswire/ -- CHS Electronics, Inc. (Nasdaq: CHSE - NEWS), a leading international, full-service distributor of microcomputers, peripherals and software products, today announced the successful completion of its $200 million private debt offering.

Claudio Osorio, chairman and chief executive officer of CHS, also announced receipt of a commitment letter for a new $325 million credit facility from Barclay's Bank PLC and The Bank of Nova Scotia, both of which were initial purchasers in the debt offering.

The $200 million debt placement, initiated on March 20, involves 144A and Regulation S senior notes paying 9 7/8% and due in 2005. The company made offers by means of an offering memorandum only, with the notes not currently registered under the Securities Act of 1933 and not offered or sold in the United States.

CHS Electronics will use $130 million of the net proceeds to pay down existing debt. The balance is to be used as working capital and to fund acquisitions.

Mr. Osorio said the commitment from Barclays and Scotiabank involves a multi-currency revolving credit facility and will be used to refinance existing debt and to fund the working capital needs of operating subsidiaries. It is subject to final documentation and is expected to close at the end of May, 1998.

"The new debt placement and the new credit facility further strengthen the excellent financial position of our company and enhance our ability to maintain low operating costs," Mr. Osorio said. "The new credit facility is expected to translate into extended debt maturities, lower financing costs, increased liquidity, and increased operating and financial flexibility overall. We expect that when both of these tranasactions are finalized, the company will have more than $100 million cash and $125 million of availability under the credit facility."

Miami-based CHS Electronics is a leading international, full-service distributor of microcomputers, peripeherals and sosftware products to more than 100,000 resellers in 42 countries in Europe, Latin America, Asia and Africa. Unlike other computer wholesalers, CHS Electronics distributes a limited product line for a limited number of leading computer manufacturers and does so only outside the United States. The company believes that its "focused distribution" enables it to respond more quickly to customers, provide better service, and reduce inventory and working capital requirements. CHS believes it is the largest microcomputer distributor in Latin America and Europe, number one in Germany and France and number two in the United Kingdom [NYSE:UKM - NEWS] and Switzerland.

The above statements about effects of the credit facility and the expected closing date are based on current expectations and may differ materially from actual results. Among factors that could cause actual results to differ materially are changes in business conditions, growth in the personal computer industry and the general economy; competition; changes in product mix; and the risk factors listed by CHS Electronics' reports filed with the Securitites and Exchange Commission.